AGREEMENT OF MERGER






                             DATED DECEMBER 31, 1999



                                      AMONG



                       CENEX HARVEST STATES COOPERATIVES,



                              SF ACQUISITION CORP.


                                       AND


                               SPARTA FOODS, INC.



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                                TABLE OF CONTENTS

                                                                            Page
SECTION 1 --THE MERGER.......................................................1
     1.1          Closing....................................................1
     1.2          Effective Date of Merger...................................1
     1.3          Effects of Merger..........................................1

SECTION 2-- REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................1
     2.1          Capital Stock..............................................1
     2.2          Organization; Good Standing................................2
     2.3          Authority; Enforceability..................................3
     2.4          No Violation...............................................3
     2.5          Subsidiaries, Other Interests..............................3
     2.6          Financial Statements.......................................4
     2.7          Taxes......................................................5
     2.8          Title to Properties........................................6
     2.9          Inventories................................................7
     2.10         Accounts Receivable........................................7
     2.11         Leases.....................................................7
     2.12         Facilities, Equipment......................................8
     2.13         Insurance..................................................8
     2.14         Employment and Benefit Matters.............................8
     2.15         Contracts..................................................10
     2.16         Officers and Directors.....................................11
     2.17         Corporate Documents........................................11
     2.18         Legal Proceedings..........................................11
     2.19         Compliance with Instruments, Orders and Legal Requirements.11
     2.20         Permits....................................................11
     2.21         Intellectual Property......................................11
     2.22         Capital Expenditures.......................................12
     2.23         Environmental Matters......................................12
     2.24         Illegal Payments...........................................13
     2.25         SEC Information............................................13
     2.26         Board of Directors Approval; Fairness Opinion..............13
     2.27         Representations............................................13
     2.28         Employment Arrangements....................................14

SECTION 3 --REPRESENTATIONS AND WARRANTIES OF BUYER..........................14
     3.1          Organization, Standing of Buyer and Buyer Subsidiary.......14
     3.2          Authority; Enforceability..................................14
     3.3          Litigation.................................................14
     3.4          Financing..................................................14


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SECTION 4 --CONDITIONS TO OBLIGATIONS OF BUYER AND BUYER
     SUBSIDIARY AT CLOSING...................................................15
     4.1          Representations and Warranties.............................15
     4.2          Proxy Statement............................................15
     4.3          Closing Certificate........................................15
     4.4          Performance................................................15
     4.5          Stockholder Approval, Dissenting Notices...................15
     4.6          Third-Party Action.........................................15
     4.7          Opinion of Counsel.........................................15
     4.8          Transactional Litigation...................................15
     4.9          Interim Events.............................................16
     4.10         Management Changes, Employees..............................16
     4.11         Warrants...................................................16
     4.12         Employment and Noncompetition Agreements...................16
     4.13         Transaction Expenses.......................................16
     4.14         Corporate and Other Proceedings............................16
     4.15         Material Adverse Change....................................16

SECTION 5 --CONDITIONS TO COMPANY'S OBLIGATIONS AT CLOSING...................16
     5.1          Representations and Warranties.............................16
     5.2          Closing Certificate........................................17
     5.3          Performance................................................17
     5.4          Stockholder Approval.......................................17
     5.5          Transactional Litigation...................................17
     5.6          Corporate and Other Proceedings............................17

SECTION 6 --COVENANTS OF COMPANY, SUBSIDIARY AND BUYER.......................17
     6.1          Non-Disclosure.............................................17
     6.2          Nonsurvival of Representations and Warranties..............18
     6.3          Termination of this Agreement; Termination Fees............18
     6.4          Best Efforts, No Inconsistent Action.......................19
     6.5          Access.....................................................19
     6.6          No Solicitation or Negotiation.............................19
     6.7          Interim Financial Information..............................21
     6.8          Interim Conduct of Business................................21
     6.9          Section 338 Election; Tax Status...........................22
     6.10         Option to Purchase.........................................22
     6.11         SEC Reports................................................26
     6.12         Stock Option Plan; Benefits................................26
     6.13         Notice of Certain Events...................................26
     6.14         Takeover Statutes..........................................27
     6.15         Pay-Off....................................................27
     6.16         Update.....................................................27
     6.17         Directors and Officers.....................................28


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SECTION 7 --MISCELLANEOUS....................................................28
     7.1          No Brokers, Finders........................................28
     7.2          Expenses...................................................28
     7.3          Complete Agreement; Waiver and Modification;
                     No Third Party Beneficiaries............................29
     7.4          Notices....................................................29
     7.5          Law Governing..............................................30
     7.6          Headings; References;......................................30
     7.7          Successors and Assigns.....................................30
     7.8          Counterparts, Separate Signature Pages.....................30
     7.9          Severability...............................................31

SECTION 8 --GLOSSARY.........................................................31


SIGNATURES...................................................................37


Exhibits

Exhibit A--Plan of Merger
Exhibit B--Opinion of Company's Counsel


Schedules



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                               AGREEMENT OF MERGER


         This AGREEMENT OF MERGER dated December 31, 1999 is entered into by CENEX HARVEST STATES COOPERATIVES, a Minnesota corporation (the "Buyer"), SF ACQUISITION CORP., a Minnesota corporation and wholly owned subsidiary of the Buyer ("Buyer Subsidiary"), and SPARTA FOODS, INC., a Minnesota corporation (the "Company"). Capitalized terms used herein have the meanings stated in Section 8.

         The Buyer and the Company desire that the Buyer acquire the Company through a merger of Buyer Subsidiary with and into the Company (the "Merger"), and the Company desires to consummate the Merger, under the terms of this Agreement.

         Therefore, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

                                    SECTION 1
                                   THE MERGER

         1.1 Closing. The closing (the "Closing") under this Agreement shall take place at the offices of Dorsey & Whitney LLP within three business days after the satisfaction (or waiver by the party entitled to waive) of all conditions stated in Sections 4 and 5, or at such other place or on such other date as the parties may agree in writing.

         1.2 Effective Date of Merger. The Merger shall take effect upon filing of articles of merger with respect to the Plan of Merger in the form attached as Exhibit A (the "Plan of Merger") with the Minnesota Secretary of State in accordance with Minnesota law (the "Effective Time").

         1.3 Effects of Merger. The effects of the Merger are set forth in the Plan of Merger.

                                    SECTION 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         2.1      Capital Stock.

         (a) The authorized and outstanding capital stock of the Company, as of December 31, 1999, is as follows:

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                                                         Shares        Shares
                                                       Authorized    Outstanding
                       Designation of Class

         Common Stock, par value $.01 per share        15,000,000     10,278,916

         Preferred Stock                                    2,500          2,500

There is no capital stock of the Company authorized or outstanding except as stated in this Section 2.1(a). The outstanding Stock Rights of the Company, as of December 31, 1999, are as follows:

             Designation of                                 Shares Subject to
              Stock Right          Class of Stock              Stock Right

          Options..........             Common                     80,000
          Warrants.........             Common                  1,135,580

There are no Stock Rights outstanding with respect to the Company except as set forth in this Section 2.1(a), and the terms of such Stock Rights are as set forth in Schedule 2.1. The Board of Directors of the Company has taken all necessary action to assure that all unvested options immediately prior to the Effective Time are accelerated. Except as disclosed in Schedule 2.1, the Company is not a party to any stockholders agreement, registration rights agreement, repurchase agreement or other Contract with respect to capital stock or Stock Right issued or to be issued by it.

         (b) All of the issued and outstanding capital stock of the Company has been duly and validly authorized and issued and is fully paid and non-assessable, and has not been issued in violation of any preemptive or similar rights of any stockholder or any applicable securities law. Except as disclosed in Schedule 2.1, no Person has any right to require the Company to redeem, purchase or otherwise reacquire any capital stock issued by the Company or any Stock Rights with respect to any capital stock issued by the Company. There are no preemptive or similar rights in respect of any capital stock of the Company except as set forth in Schedule 2.1.

         (c) The Company has never declared or paid any dividend or made any distribution in respect of any of its capital stock or any Stock Rights with respect thereto. Except as set forth in Schedule 2.1, the Company has not directly or indirectly redeemed, purchased or otherwise acquired any of the capital stock issued by it or any Stock Rights with respect thereto.

         2.2 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and has all requisite corporate power and authority to own, lease and operate its Properties and to conduct its business as currently conducted. Schedule 2.2 sets forth (i) each jurisdiction in which the Company is qualified to do business as a foreign corporation, (ii) the jurisdiction of incorporation of each Subsidiary

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and (iii) each jurisdiction in which a Subsidiary is qualified to do business as a foreign corporation. Except as set forth in Schedule 2.2, the Company and each Subsidiary is in good standing in each jurisdiction shown in Schedule 2.2, and neither the Company nor any Subsidiary is required to qualify to do business as a foreign corporation in any other jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Neither the Company nor any Subsidiary is a partner in any general or limited partnership or a member in any limited liability company.

         2.3 Authority; Enforceability. The Company has all requisite power and authority under applicable corporate law to execute and deliver this Agreement and to perform the transactions contemplated hereby and, subject to approval of the Plan of Merger by the stockholders of the Company as contemplated hereby (the "Stockholder Approval"), to consummate the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (subject to the Stockholder Approval), and no other approval on the part of the Company is necessary under applicable corporate law for the execution, delivery and performance of this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to general limitations on the availability of equitable remedies and the effect of bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors' rights.

         2.4 No Violation. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate or conflict with the articles of incorporation or by-laws of the Company or any Subsidiary, or violate any Legal Requirement or Order applicable to the Company or any Subsidiary. Except as shown on Schedule 2.4, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not require any Third-Party Action with respect to the Company or any Subsidiary under, or conflict with or constitute a default under, or result in the acceleration or right of acceleration of any obligations, or any termination or right of termination under, as of the date hereof or as of the Effective Time, any Contract. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in the creation or imposition of any material Lien, claim, charge, restriction, equity or encumbrance of any kind upon or give any Person any interest or right in or with respect to any of the Properties, assets, business or Contracts of the Company or any Subsidiary.

         2.5 Subsidiaries, Other Interests. Except as set forth in Schedule 2.5, neither the Company nor any Subsidiary beneficially owns, directly or indirectly, any Equity Interest in or debt obligation (except as a creditor in the ordinary course of business and except for debt obligations of the Company or a Subsidiary as specified in Schedule 2.5) of, any Person. The owner shown in
Schedule 2.5 owns the interest shown free and clear of all Third-Party Rights.


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         2.6      Financial Statements.

         (a) Financial Statements. Except as set forth in Schedule 2.6(a), the audited consolidated balance sheets and consolidated statements of operations and retained earnings and of cash flows for the Company at and for each of the years ended September 30, 1999 (the "Last Fiscal Year-End"), September 30, 1998 and September 30, 1997 (the "Audited Statements") and the unaudited consolidated balance sheets and consolidated statements of operations and cash flows for the Company at and for the period ended November 30, 1999 (the "Interim Statements" and, together with the Audited Statements, the "Financial Statements") fairly present the consolidated financial condition of the Company at the dates indicated and the consolidated results of operations and cash flows of the Company for the periods indicated in accordance with GAAP consistently applied throughout the periods indicated (except as stated therein and, in the case of the Interim Statements, the omission of certain footnote disclosures and subject to normal year-end adjustments).

         (b) Certain Indebtedness. Schedule 2.6(b) sets forth all obligations of the Company and its Subsidiaries with respect to borrowed money, debt securities, capitalized leases and the deferred payment of the purchase price of property or services and the Property of the Company, if any, subject to a Lien to secure any of such obligations.

         (c) Absence of Certain Liabilities. Neither the Company nor any Subsidiary has any liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, arising out of acts or omissions heretofore occurring, or circumstances currently or heretofore existing, except: (i) as accrued in the balance sheet included in the Interim Statements (the "Interim Balance Sheet"); (ii) for liabilities and obligations incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent in nature and amount with past practice; (iii) liabilities and obligations of a kind not required to be accrued in a balance sheet at the date hereof prepared in accordance with GAAP which individually (or in the aggregate for related events, transactions, defects or circumstances) will not subject the Company or any Subsidiary to obligations in excess of $50,000 or (iv) as shown on Schedule 2.6(c).

         (d) Absence of Certain Changes. Since the date of the Interim Balance Sheet, except as set forth in Schedule 2.6(d):

                  (i) The Company and each Subsidiary has operated their consolidated business in the ordinary course.

                  (ii) There has been no change or changes which, individually or in the aggregate, has or have had or is or are reasonably likely to have a Material Adverse Effect.

                  (iii) There has not been any damage, destruction or condemnation known to the Company with respect to Property having an aggregate net book value on the Company's consolidated books in excess of $50,000, net of any insurance recoveries.

                  (iv) There has not been any material change in the accounting methods, practices or principles of the Company.

                  (v) Neither the Company nor any Subsidiary has sold, transferred or otherwise disposed of (or agreed or committed to sell, transfer or otherwise dispose of) any Property other than the sale of inventory in the ordinary course, or canceled, compromised, released or assigned any debt or claim in its favor, where the aggregate amount of such sales, transfers, dispositions, cancellations, compromises, releases or assignments exceeds $50,000.

                  (vi) Neither the Company nor any Subsidiary has instituted, settled or agreed to settle any litigation, action or proceeding before any Governmental Agency.

                  (vii) Neither the Company nor any Subsidiary has assumed, guaranteed, endorsed or otherwise become responsible (or otherwise agreed to become responsible) for the obligations of any other Person, except for the endorsement of negotiable instruments in the ordinary course of business.

                  (viii) Neither the Company nor any Subsidiary has granted (or agreed or committed to grant) any increase in compensation or fringe benefits other than normal salary increases consistent with prior periods.

                  (ix) Neither the Company nor any Subsidiary has entered into any licensing or other Contract with regard to the acquisition or disposition of any material Intellectual Property other than non-exclusive licenses granted in the ordinary course of business consistent with past practice.

         2.7      Taxes.

         (a) Except as set forth in Schedule 2.7; the Company and each Subsidiary has properly completed and filed, within the time and in the manner prescribed by law, all Tax returns and other documents required to be filed in respect of all Taxes, and all such returns and other documents are true, correct and complete. The Company has furnished to the Buyer copies of all income Tax returns of the Company for the past three years. The Company and each Subsidiary has, within the time and in the manner prescribed by law, paid all Taxes that are due and payable. The Company has established reserves on its consolidated books that are at least equal to those required by GAAP.

         (b)      Except as set forth in Schedule 2.7,

                  (i) None of such returns contained a disclosure statement under Section 6662 of the Code or any similar provision of foreign law;

                  (ii) The Company has not received written notice from any federal or foreign taxing authority asserting any deficiency against the Company or any Subsidiary or claim for additional Taxes in connection therewith, other than any deficiency or claim which has been previously settled or for which appropriate reserves are included in the Interim Statements;

                  (iii) There is no pending action, audit, proceeding or investigation with respect to the assessment or collection of federal or foreign Taxes or a claim for refund made by the Company or any Subsidiary with respect to federal or foreign Taxes previously paid;

                  (iv) All amounts that are required to be collected or withheld by the Company and each Subsidiary with respect to federal or foreign Taxes have been duly collected or withheld, and all such amounts that are required to be remitted to any federal or foreign taxing authority have been duly remitted;

                  (v) No audit has been conducted of any federal or foreign income tax return filed by the Company or any Subsidiary. The time during which such returns remain open for examination has expired in accordance with applicable statute and regulations, except for those returns for which the normally applicable statutory/regulatory period has not yet elapsed;

                  (vi) Neither the Company nor any Subsidiary has requested nor been granted any currently effective waiver or extension of any statute of limitations with respect to the assessment or filing of any federal or foreign Tax or return with respect thereto;

                  (vii) No consent has been filed under Section 341(f) of the Code with respect to the Company or any Subsidiary;

                  (viii) The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of foreign laws or regulations) by reason of a change in accounting method nor does the Company have any knowledge that the Internal Revenue Service (or other federal or foreign taxing authority) has proposed, or is considering, any such change in accounting method; and

                  (ix) Neither the Company nor any Subsidiary is a party to or bound by nor has any continuing obligation under any tax sharing or similar agreement or arrangement with any Person.

         2.8      Title to Properties.

         (a) Schedule 2.8(a) is a true and complete list of all terms of real Property owned by the Company or Subsidiary.

         (b) Schedule 2.8(b) is a true and complete summary based on the books and records of the Company of all items of personal Property owned by the Company or any Subsidiary.

         (c) Except as set forth in Schedule 2.8(c), the Company and each Subsidiary has good title to all tangible personal Property owned by it, in each case free and clear of all Third-Party Rights.

         (d) The Company and its Subsidiaries, taken together, own all material items of non-inventory tangible and intangible personal Property that were owned as of the Last Fiscal Year-End and used in generating the revenue shown in the audited consolidated statement of operations of the Company for the fiscal year ending on the Last Fiscal Year-End, subject to any sales or dispositions of tangible personal Property since the Last Fiscal Year-End in the ordinary course of business.

         2.9 Inventories. Except as set forth in Schedule 2.9, since the Last Fiscal Year-End, all sales of inventory by the Company and its Subsidiaries have been made in the ordinary course of business and no inventory has been pledged as collateral. Except as set forth in Schedule 2.9, all inventories are, subject to any applicable reserves established in respect thereof on the Interim Balance Sheet, (A) in good, merchantable and useable condition, (B) of such quality as to meet the quality control standards of the Company and the quality control requirements of any applicable Governmental Agency, (C) salable, if they are finished goods, as current inventories at the current prices thereof in the ordinary course of business, (D) reflected in the Interim Balance Sheet in accordance with GAAP and (E) reflected in the books and records of the Company at the lower of cost or market value on a first-in, first-out basis. None of the inventories reflected on the Interim Balance Sheet is in a quantity in excess of amounts that can be used or sold by the Company in the ordinary course of business. The packaging included in the inventories is adequate in quantity to enable the Company to continue to package and ship finished goods in accordance with past practices.

         2.10 Accounts Receivable. The consolidated accounts receivable of the Company and its Subsidiaries (i) are bona fide and arose from valid sales in the ordinary course of business in material conformity with all applicable Legal Requirements, (ii) are valid and binding obligations of the debtors requiring no further performance by the Company or any Subsidiary and (iii) except as shown on Schedule 2.10, subject to the allowance for doubtful accounts receivable in the Interim Balance Sheet, are fully collectible and not subject to any offsets or counterclaims and do not represent guaranteed sale, sell-or-return transactions or any other similar understanding. Except as shown on Schedule 2.10(b), no accounts receivable have been pledged as collateral to any Person. The amounts shown for accounts receivable in the Financial Statements reflect an allowance for doubtful accounts receivable in accordance with GAAP.

         2.11 Leases. Schedule 2.11 lists all leases, rental agreements, conditional sales contracts and other similar Contracts under which the Company or any Subsidiary leases (as lessor or lessee) any real or personal Property with rental payments exceeding $50,000 per year (collectively, the "Disclosable Leases"). All Disclosable Leases are, in all material respects, valid and enforceable by the Company in accordance with their terms. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party to any Disclosable Lease is in material breach thereof. The Company and each Subsidiary enjoys peaceable possession of all real estate premises subject to Disclosable

Leases to which it is a party and to all personal Property subject to Disclosable Leases to which it is a party.

         2.12 Facilities, Equipment. The Company owns or leases all material land, buildings and equipment used in the operation of its business. The Company has not received any notice of any material violation of any Legal Requirement or Order relating to the Company's facilities which has not been corrected, and no facility of the Company is in material violation of any Legal Requirement or Order.

         2.13 Insurance. Schedule 2.13 lists and describes briefly all binders and policies of liability, theft, life, fire and other forms of insurance and surety bonds, insuring the Company or any Subsidiary or their respective Properties, assets and business as of the date hereof. Except as noted in
Schedule 2.13, all listed policies and binders insure on an occurrence, rather than claims-made, basis. All policies and binders listed in Schedule 2.13 are valid and in good standing and in full force and effect and the premiums have been paid when due. Except for any claims set forth in Schedule 2.13, there are no outstanding unpaid claims under such policy or binder, and, except as set forth in Schedule 2.13, neither the Company nor any Subsidiary has received any notice of cancellation, general disclaimer of liability or non-renewal of any such policy or binder.

         2.14     Employment and Benefit Matters.

         (a) Schedule 2.14(a) lists each of the following for each employee of the Company and each Subsidiary: name, hire date and current salary. None of the employees listed on Schedule 2.14(a) has given the Company or such Subsidiary notice of his or her intention to resign his or her position with the Company or such Subsidiary and neither the Company nor such Subsidiary has any present intention to terminate such employees.

         (b) Schedule 2.14(b) lists all of the following items which are applicable to the Company or any Subsidiary: (i) employment Contracts with any employee, officer or director; and (ii) Contracts or arrangements with any Person providing for bonuses, profit sharing payments, deferred compensation, stock options, stock purchase rights, retainer, consulting, incentive, severance pay or retirement benefits, life, medical or other insurance, payments triggered by a change in control or any other employee benefits or any other payments, "fringe benefits" or perquisites which are not terminable at will without liability to the Company or any Subsidiary or which are subject to ERISA. The contracts or arrangements referred to in the foregoing clause (ii) are herein called "Benefit Plans."

         (c) Neither the Company nor any of its ERISA Affiliates has any union contracts, collective bargaining, union or labor agreements or other Contract with any group of employees, labor union or employee representative(s), nor has the Company or any ERISA Affiliate ever participated in or contributed to any single employer defined benefit plan or multi-employer plan within the meaning of ERISA Section 3(37), nor is the Company currently engaged in any labor negotiations, excepting minor grievances, nor is the Company the subject of any union organization effort. The Company and each Subsidiary is in material compliance with applicable Legal Requirements respecting employment and employment practices and terms and conditions of employment, including without limitation health and safety and wages and hours. Except as listed on Schedule 2.14(c), no complaint or other proceeding by or on behalf of any current or former employee or group of employees is pending against the Company or any

Subsidiary before any Governmental Agency, and no claim by any current or former employee or group of employees that the Company or any Subsidiary is not in compliance with any Legal Requirement relating to employees or employment or that any compensation owing has not been paid is pending against the Company or any Subsidiary. There is no labor dispute, strike, slowdown or work stoppage pending or threatened against the Company or any Subsidiary.

         (d) True and correct copies of each Benefit Plan listed in Schedule 2.14(b) that is subject to ERISA (a "Company ERISA Plan") and related trust agreements, insurance contracts, and summary descriptions have been delivered or made available to the Buyer by the Company. The Company has also delivered or made available to the Buyer a copy of the most recently filed IRS Form 5500, with attached financial statements and accountant's opinions, if applicable, for each Company ERISA Plan. The Company has also delivered or made available to the Buyer a copy of, in the case of each Company ERISA Plan intended to qualify under Section 401(a) of the Code, the most recent Internal Revenue Service letter as to its qualification under Section 401(a) of the Code. Nothing has occurred prior to or since the issuance of such letters to cause the loss of qualification under the Code of any of such plans.

         (e) With respect to each Company ERISA Plan, (i) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and
Section 4975 of the Code, (ii) each Company ERISA Plan has been administered in accordance with its terms and in material compliance with all Legal Requirements (including without limitation ERISA and the Code), (iii) the Company (or, as appropriate, an ERISA Affiliate) has prepared in good faith and timely filed all requisite governmental reports in true and correct form and has properly and timely filed and distributed or posted all notices and reports to participants and beneficiaries required to be filed, distributed or posted, (iv) no suit, administrative proceeding, action, litigation or claim has been brought or asserted, or to the knowledge of the Company is threatened, against any Company ERISA Plan or against the Company with respect to any Company ERISA Plan, including without limitation any audit or inquiry by the Internal Revenue Service or United States Department of Labor, (v) the Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation of, any Company ERISA Plan, (vi) neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA, (vii) all contributions required to be made by the Company or any ERISA Affiliate have been made on or before their due dates, (viii) no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to
Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred, (ix) no Company ERISA Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any material liability under, Title IV of ERISA or Section 412 of the Code, and (x) neither the Company nor any ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any "multi-employer plan" as defined in Section 3(37) of ERISA.

         (f) The Company has complied in all material respects with (i) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and the proposed regulations thereunder, (ii) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the temporary regulations thereunder. The Company has no material obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder.

         (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or other ERISA Affiliate relating to, or change in participation or coverage under, any Benefit Plan which would materially increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Audited Statements.

         (h) Schedule 2.14(h) contains a true and correct list of each employee, former employee, director or consultant who holds any stock option as of December 31, 1999, together with (i) the number of shares of Company Common Stock subject thereto, (ii) the date of grant, (iii) the extent to which such stock option is currently vested and, to the extent such stock option is not fully vested, the vesting schedule, (iv) the exercise price, (v) whether such stock option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and (vi) the expiration date of such stock option. Schedule 2.14(h) also sets forth the aggregate number of ISOs and nonqualified stock options outstanding as of the date hereof.

         (i) Except as shown on Schedule 2.14(i), neither the Company nor any Subsidiary is a party to any Contract or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, as to which any benefits will be increased, or the vesting of benefits will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any benefits will be calculated on the basis of any of the transactions contemplated by this Agreement.

         (j) Except as disclosed in Schedule 2.14(j), the Company and its ERISA Affiliates do not maintain any plans providing benefits within the meaning of
Section 3(1) of ERISA (other than group health plan continuation coverage under Section 601 of ERISA and 4980B(f) of the Code) to former employees or retirees.

         2.15 Contracts. Except as shown on Schedules 2.11 and 2.15, and except for Contracts fully performed or terminable at will without liability to the Company, neither the Company nor any Subsidiary is a party to any Contract which contemplates performance by the Company or such Subsidiary during a remaining period of more than 90 days or involves remaining commitments for sale or purchase in excess of $50,000. True and complete copies of each Contract disclosable on Schedule 2.15 (a "Disclosable Contract") have been delivered to the Buyer. Each Disclosable Contract is, in all material respects, valid and enforceable by the Company in accordance with its terms. Neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party to any Disclosable Contract is in material breach thereof.

         2.16 Officers and Directors. Schedule 2.16 is a true and complete list of:

                  (a) the names and addresses of each of the Company's and each Subsidiaries' officers and directors;

                  (b) the name of each bank or other financial institution in which the Company or any Subsidiary has an account, deposit or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

                  (c) the name of each bank or other financial institution in which the Company or any Subsidiary has a line of credit or other loan facility.

         2.17 Corporate Documents. The Company has furnished or made available to the Buyer or its representatives true, correct and complete copies of (i) the articles of incorporation and by-laws of the Company and each Subsidiary, (ii) the minute books of the Company and each Subsidiary containing all records required to be set forth of all proceedings, consents, actions and meetings of the stockholders and board of directors of the Company or such Subsidiary; and
(iii) all material Permits and Orders with respect to the Company and any Subsidiary.

         2.18 Legal Proceedings. Except as shown on Schedule 2.18, there is no action, suit, proceeding or investigation pending in any court or before any arbitrator or before or by any Governmental Agency against the Company or any Subsidiary or any of their respective Properties or businesses, and to the knowledge of the Company, there is no such action, suit, proceeding or investigation threatened.

         2.19 Compliance with Instruments, Orders and Legal Requirements. Neither the Company nor any Subsidiary is in material violation of, or in default in any material respect with respect to, any term or provision of its articles of incorporation or bylaws, or, to the knowledge of the Company, any Order or any Legal Requirement applicable to the Company or such Subsidiary.

         2.20 Permits. The Company and each Subsidiary holds all Permits material to the conduct their consolidated business as and where now conducted. To the knowledge of the Company, there is not pending nor threatened any proceedings to terminate, revoke, limit or impair any material Permit.

         2.21     Intellectual Property.

         (a) Except as shown on Schedule 2.21(a), the Company (a) owns or has the right to use, free and clear of any rights, liens or claims of others, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in the conduct of its business as now conducted without infringing upon the right of any person under or with respect to any of the foregoing, (b) is not obligated or under any liability whatsoever to make any payments of a material nature by way of royalties, fees or otherwise to any owner of, licensor of or other claimant to, any patent, trademark, trade name, copyright or other intangible asset with respect to the use thereof or in connection with the conduct of its business or otherwise, (c) owns or has the right to use all trade secrets, including know-how, customer lists, inventions, designs, processes, computer programs and technical data necessary to the development, operation and sale of all products and services sold or proposed to be sold by it, free and clear of any rights, liens or claims of others, and (d) is not using any confidential information or trade secrets of others.

         (b) The Company and each of its Subsidiaries has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential information that is of value to it. All use, disclosure or appropriation of such confidential information by or to a third party has been pursuant to the terms of a written confidentiality or nondisclosure agreement between the Company or any Subsidiary and such third party. Schedule 2.21(b) lists all such agreements currently in effect.

         2.22 Capital Expenditures. Schedule 2.22 sets forth, by nature and amount, all budgeted capital expenditures of the Company and its Subsidiaries for which commitments have been or are budgeted to be made, or for which payments or current liabilities have been made or incurred or are budgeted to be made or incurred, after the Last Fiscal Year-End in excess of $50,000.

         2.23 Environmental Matters. There are no Hazardous Materials used or present at any location used by the Company or a Subsidiary or any predecessor of either in the conduct of its business, except for any Hazardous Materials constituting normal office supplies. To the knowledge of the Company, no location currently or previously used by the Company or a Subsidiary or any predecessor of either is contaminated by any Hazardous Material or was previously used for any purpose other than its current use. There are no environmental materials or conditions, including on-site or off-site disposal or releases of Hazardous Materials that could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no event has occurred and no activity has been or is being conducted by the Company, a Subsidiary or any other Person which has resulted or could reasonably result in contamination of any location currently or previously used by the Company or a Subsidiary or any predecessor of either by any Hazardous Material. Neither the Company, any Subsidiary nor any predecessor of either has received any written communication from any Governmental Entity alleging that the Company, Subsidiary or predecessor or any premises currently or previously occupied by any of such Persons is contaminated by any Hazardous Materials or in violation of any Environmental Requirement. To the knowledge of the Company, no Government Agency has commenced any investigation or proceeding with respect to the contamination of any location currently or previously used by the Company or a Subsidiary or any predecessor of either by any Hazardous Material.

         2.24 Illegal Payments. None of the Company, any Subsidiary or any director, officer, employee, or agent of the Company or any Subsidiary has, directly or indirectly, paid or delivered any fee, commission, or other sum of money or item of property however characterized to any broker, finder, agent, government official, or other person, in the United States or any other country, in any manner related to the business or operations of the Company or any Subsidiary, which the Company, any Subsidiary or any such director, officer, employee, or agent knows or has reason to believe to have been illegal under any law.

         2.25 SEC Information. As of their respective filing dates (except as thereafter amended) all documents that the Company has filed with the SEC (the "Company SEC Documents") have complied in all material respects with the applicable requirements of the Act or the Exchange Act, and none of the Company SEC Documents has contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except to the extent corrected by a subsequently filed Company SEC Document filed prior to the date hereof.

         2.26     Board of Directors Approval; Fairness Opinion.

         (a) The Board of Directors of the Company (excluding John D. Johnson) has unanimously approved this Agreement and the Plan of Merger and unanimously recommended this Agreement and the Plan of Merger to the Company's stockholders. Such approval and recommendation have not been modified or withdrawn and are in full force and effect on the date hereof. The Company's financial adviser, Greene Holcomb & Fisher LLC, has rendered its opinion to the Board of Directors of the Company that the consideration to be received in the Merger is fair to the Company's stockholders from a financial point of view. Prior to the Company's entry into this Agreement, each of the Company's officers, directors and 5% stockholders designated by Buyer has granted the Buyer an irrevocable proxy to vote all Shares beneficially owned by such officer, director or stockholder in favor of the Merger.

         (b) The transactions contemplated by this Agreement are not subject to "fair price," "moratorium," "control share acquisition" or other similar statute (a "Takeover Statute") of any jurisdiction other than the State of Minnesota.
Section 302A.671 of the Minnesota Business Corporation Act is not applicable to the transactions contemplated by this Agreement. The restriction contained in
Section 302A.673, Subd. 1(a) of such Act does not apply to the transactions contemplated by this Agreement.

         2.27 Representations. No representation or warranty by the Company in this Agreement (including without limitation the Schedules and Exhibits attached hereto), or in any document furnished by the Company at the Closing pursuant hereto contains or will contain any untrue statement of a material fact or omits to state a fact necessary to make the statements contained in such representation or warranty not misleading.

         2.28 Employment Arrangements. The Company has entered into agreements in forms acceptable to Buyer with Messrs. Bachul, Ayers and Cram.

                                    SECTION 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         The Buyer hereby represents and warrants to the Company that, on and as of the date hereof:

         3.1 Organization, Standing of Buyer and Buyer Subsidiary. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Buyer Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Buyer and Buyer Subsidiary have full power and authority under applicable corporate law to own, lease and operate their Properties and to carry on the business in which they are engaged.

         3.2 Authority; Enforceability. The Buyer and Buyer Subsidiary have all necessary power and authority under applicable corporate law to execute, deliver and perform their obligations under this Agreement. The execution, delivery and performance of this Agreement by the Buyer and Buyer Subsidiary has been duly authorized by all necessary action under applicable corporate law. This Agreement constitutes a legal, valid and binding obligation of the Buyer and Buyer Subsidiary, enforceable in accordance with its terms, subject to general limitations on the availability of equitable remedies and the effect of bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of creditors' rights. The execution, delivery and performance of this Agreement by the Buyer and Subsidiary and the consummation by the Buyer and Buyer Subsidiary of all of the transactions contemplated hereby, (x) do not require any Third-Party Action relating to the Buyer or Subsidiary, (y) do not violate any Legal Requirement or Order applicable to the Buyer or Buyer Subsidiary and (z) do not conflict with or constitute a default (with or without the giving of notice or the passage of time or both) under, or result in any acceleration or right of acceleration of any obligations under, any Contract to which the Buyer or Buyer Subsidiary is a party, where, in each case, the absence of such Third-Party Action or such violation, conflict, default or acceleration would in any way adversely affect the transactions contemplated hereby.

         3.3 Litigation. There are no claims, actions, suits or other proceedings pending, or to the knowledge of the Buyer, threatened, at law or in equity, by or before any Governmental Agency or any arbitrator against the Buyer which could reasonably be expected to have an adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

         3.4 Financing. At the Closing Buyer shall have cash available to pay the Merger Consideration and all fees and expenses associated with the Merger.

                                    SECTION 4
                       CONDITIONS TO OBLIGATIONS OF BUYER
                         AND BUYER SUBSIDIARY AT CLOSING

         The obligations of the Buyer and Buyer Subsidiary hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition the Buyer may waive in writing in accordance with Section 7.3.

         4.1 Representations and Warranties. The representations and warranties contained in Section 2 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing (provided that those representations or warranties made as of a particular date need only be true and correct as of such date) with the same effect as though made at and as of immediately prior to the Closing.

         4.2 Proxy Statement. The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder and shall not, at the time of (i) first mailing thereof or (ii) the stockholders' meeting to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that this condition shall not apply with respect to information supplied by the Buyer or any affiliates or representatives of the Buyer for inclusion in the Proxy Statement.

         4.3 Closing Certificate. The Company shall have delivered to the Buyer its certificate dated the date of the Closing that the conditions specified in Sections 4.1 and 4.2 are satisfied. Such certificate shall be deemed a representation and warranty of the Company under Section 2 for all purposes of this Agreement.

         4.4 Performance. The Company shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by it on or before the Closing.

         4.5 Stockholder Approval, Dissenting Notices. The Stockholder Approval shall have been given, and notices of intent to dissent under Section 302A.473 of the Minnesota Business Corporation Act shall not have been filed with respect to more than 5% of the outstanding Shares immediately before the Effective Time.

         4.6 Third-Party Action. All Third-Party Action required in order to consummate the Closing on the terms hereof shall have been taken.

         4.7 Opinion of Counsel. The Buyer shall have received from Fredrikson & Byron, counsel to the Company, an opinion dated the date of the Closing, in form and substance substantially as set forth in Exhibit B.

         4.8 Transactional Litigation. No action, suit or proceeding before any Governmental Agency shall have been commenced and not dismissed, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, the Buyer, Subsidiary, or any of their respective principals, officers, directors or shareholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         4.9 Interim Events. None of the events listed in Sections 6.8(a) through (h) shall have occurred without the Buyer's written consent.

         4.10 Management Changes, Employees. The Company's key employees listed on Schedule 4.10 shall have indicated to the Buyer, in form reasonably satisfactory to it, their intention to continue their employment with the Company or the Buyer on their current terms following the Merger.

         4.11 Warrants. All issued and outstanding warrants of the Company shall have been exercised and/or canceled for an amount not to exceed the number of Shares subject thereto times the excess, if any, of the Merger Consideration (as defined in the Plan of Merger) over the per-Share exercise price stated therein.

         4.12 Employment and Noncompetition Agreements. The agreements referred to in Section 2.28 shall remain in full force and effect.

         4.13 Transaction Expenses. All legal fees and other transaction expenses incurred by the Company in conjunction with the Merger shall have been disclosed to the Buyer and the Buyer shall not have reasonably objected thereto.

         4.14 Corporate and Other Proceedings. All corporate and other proceedings on the part of the Company in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Buyer.

         4.15 Material Adverse Change. No Material Adverse Change shall have occurred after the Last Fiscal Year-End.

                                    SECTION 5
                 CONDITIONS TO COMPANY'S OBLIGATIONS AT CLOSING

         The obligations of the Company hereunder to be performed at the Closing are subject to the satisfaction at or prior to the Closing of the following conditions, except for any condition the Company may waive in accordance with
Section 7.3.

         5.1 Representations and Warranties. The representations and warranties of the Buyer contained in Section 3 shall have been true in all material respects on the date of this Agreement and shall be true in all material respects at and as of immediately prior to the Closing with the same effect as though made at and as of immediately prior to the Closing.

         5.2 Closing Certificate. The Buyer shall have delivered to the Company a certificate dated the date of the Closing that the conditions specified in
Section 5.1 are satisfied. Such certificate shall be deemed a representation and warranty of the Buyer under Section 3 for all purposes of this Agreement.

         5.3 Performance. The Buyer shall have performed and complied in all material respects with all covenants required herein to be performed or complied with by the Buyer on or before the Closing.

         5.4 Stockholder Approval. The Stockholder Approval shall have been given.

         5.5 Transactional Litigation. No action, suit or proceeding before any Governmental Agency shall have been commenced, and no investigation by any Governmental Agency shall have been commenced or overtly threatened, against the Company, the Buyer, Buyer Subsidiary or any of their respective principals, officers, directors or stockholders seeking to restrain, prevent or change the transactions contemplated hereby or questioning the validity or legality of any of such transactions or seeking damages in connection with any of such transactions.

         5.6 Corporate and Other Proceedings. All corporate and other proceedings on the part of the Buyer and Buyer Subsidiary in connection with the transactions to be consummated at the Closing, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Company.

                                    SECTION 6
                   COVENANTS OF COMPANY, SUBSIDIARY AND BUYER

         6.1 Non-Disclosure. Each party agrees not to divulge or communicate, or use for any purpose other than evaluating this transaction or exercising rights as a party hereto, any information or materials concerning this Agreement, the negotiation between the parties hereto and the transactions contemplated hereby, except to the extent that such information (v) is or hereafter becomes lawfully obtainable from other sources, (w) is independently developed by the party without use of any of such information, (x) is required to be disclosed to a Governmental Agency having jurisdiction over the party or its Affiliates, (y) is otherwise required by law to be disclosed or (z) is disclosed following a waiver in writing from the other parties. Promptly after the date hereof and after the Effective Time, the Buyer and the Company will issue a mutually agreeable press release concerning the transactions contemplated hereby. The parties hereto will consult and cooperate with each other and agree upon the terms and substance of all press releases, announcements and public statements with respect to this Agreement and the Merger; provided, however, that such consultation and cooperation shall not interfere with any obligation of either party hereto to disclose any information as required by applicable law. Any press release or other announcement by any party with respect to the Merger will be subject to the consent and approval of the other party, which consent or approval will not be unreasonably withheld.

         6.2 Nonsurvival of Representations and Warranties. The representations and warranties of the Company set forth in this Agreement will expire at the Effective Time, and the Surviving Corporation (as defined in the Plan of Merger) shall have no liability with respect to any representation or warranty and shall not be subject to any contribution, indemnity or similar claims with respect thereto by any Person. However, nothing in this Section 6.2 will relieve any Person from liability for his, her or its knowing personal fraud.

         6.3 Termination of this Agreement; Termination Fees.

         (a) If any condition of the Closing stated in Section 4 is not satisfied on or before June 30, 2000, then, provided the Buyer is not in material default hereunder, the Buyer may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to the Company. If any condition of the Closing stated in Section 5 is not satisfied on or before such date, then, provided the Company is not in material default hereunder, the Company may at any time thereafter terminate any further obligations under this Agreement by giving written notice thereof to the Buyer. This Agreement may be so terminated, or terminated by mutual agreement of the parties upon the authorization of their respective Boards of Directors, notwithstanding approval of this Agreement by the stockholders of any or all parties.

         (b) The Board of Directors of the Company may terminate this Agreement pursuant to Section 6.6(d) in the circumstances there specified if, simultaneously with such termination, the Company pays the Buyer $1,000,000 by wire transfer of immediately available funds.

         (c) In the event the Merger is not approved by the Company's stockholders and a Third-Party Transaction is announced within 18 months after such termination which is thereafter consummated (or is consummated within such 18-month period, irrespective of any announcement), the Company will, simultaneously with such consummation, pay the Buyer $1,000,000 by wire transfer of immediately available funds.

         (d) (i) If this Agreement is terminated (x) by any party prior to the Effective Time after the date specified in Section 6.3(a) without the payment of a termination fee other than a termination after Buyer is in material breach of this Agreement, or (y) by the Buyer due to a material breach hereof by the Company, and a Third-Party Transaction is announced within 12 months after such termination which is thereafter consummated (or is consummated within such 12-month period, irrespective of any announcement), the Company will, simultaneously with such consummation, pay the Buyer $1,000,000 by wire transfer of immediately available funds.

         (e) In the event the Merger is not approved by the Company's stockholders, the Buyer may, at any time thereafter, at its sole option by notice given to the Company, terminate any obligation on its or Subsidiary's part to consummate the Merger. Any such termination will not affect the Buyer's rights under Sections 6.3(c) or (d), or, in the case of breach by the Company, be in lieu of or adversely affect in any way any right or remedy otherwise available to the Buyer.

         (f) The Buyer may terminate this Agreement if the Company has not received letter agreements by the close of business on January 14, 2000 (1) from the holders of all outstanding warrants agreeing that such warrants may be cashed out for the number of Shares subject thereto times the excess, if any, of the Merger Consideration (as defined in the Plan of Merger) over the per-Share exercise price stated therein and (2) from the landlords of real property consenting to the Merger without the payment of additional consideration.

         (g) Any termination pursuant to this Section 6.3 will not, however, terminate or otherwise affect the obligations of the parties under Sections 6.1,
7.1 or 7.2.

         6.4 Best Efforts, No Inconsistent Action. Each party will use its best efforts to cause the conditions over which it has control to be satisfied on or before the Closing. No party will take any action which will foreseeably result in the nonsatisfaction of any condition stated in Section 4 or 5 on or before the Closing.

         6.5 Access. Between the date of this Agreement and the Closing or any earlier termination of this Agreement in accordance with its terms, the Company will (i) give the Buyer and its authorized representatives access to its books, records, Properties, officers, attorneys and accountants and permit the Buyer to make inspections and copies of such books and records, at Buyer's expense, and
(ii) furnish the Buyer with such financial information and operating data and other information with respect to its business and Properties, and to discuss with the Buyer and its authorized representative its affairs, all as the Buyer may from time to time reasonably request for the purposes of this Agreement, during normal office hours. Any on-site visit shall be subject to reasonable advance notice and to being accompanied by an officer or designated employee of the Company. No information furnished to the Buyer pursuant to this Section 6.5 or otherwise known to the Buyer shall affect any representation, warranty or condition in this Agreement.

         6.6      No Solicitation or Negotiation.

         (a) Until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither the Company nor any Subsidiary nor any representative of the Company or any Subsidiary shall, directly or indirectly, take any action to (i) encourage, solicit or initiate the submission of any Acquisition Proposal or any inquiries with respect thereto, (ii) enter into any agreement for or relating to a Third-Party Transaction or (iii) participate in any way in discussions or negotiations with, or furnish any non-public information to, any Person in connection with any Acquisition Proposal. Notwithstanding any other provision of this Section 6.6(a), the Company may, prior to the Stockholder Approval, in response to an unsolicited bona fide Superior Proposal provide non-public information to or have discussions or negotiations with such third party, if and only to the extent that the Board of Directors has determined in good faith, after receiving the advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law. The Company will immediately communicate to the Buyer the receipt of any third party solicitation, proposal or bona fide inquiry that the Company, any Subsidiary or any representative of the Company or any Subsidiary may receive in respect of any such transaction, or of any request for such information, including in each case a copy thereof and all other particulars thereof, and keep the Buyer fully apprised of all developments therein on a current basis, and consider in good faith any counterproposals which the Buyer, in its sole discretion, elects to make.

         (b) "Acquisition Proposal" means any proposed Acquisition Transaction. "Acquisition Transaction" means any (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of the Company or its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) issue, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company, (iv) transaction in which any person shall acquire Beneficial Ownership or the right to acquire Beneficial Ownership, or any Group shall have been formed which has Beneficial Ownership or has the right to acquire Beneficial Ownership, of 15% or more of the outstanding shares of common stock of the Company, (v) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company or any of its subsidiaries or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions. "Third-Party Transaction" shall mean an Acquisition Transaction with a party unrelated to the Buyer. "Beneficial Ownership" and "Group" shall have the meanings stated in Regulation 13D-G under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (c) The Company will take all action necessary in accordance with applicable law and its articles of incorporation and by-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the Merger and to secure the Stockholder Approval, including without limitation the preparation of a proxy statement (the "Proxy Statement," which term shall include all amendments and supplements thereto). The Proxy Statement shall comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and shall not, at the time of (i) first mailing thereof or (ii) such stockholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that the Company shall not be responsible for information supplied by the Buyer or any affiliates or representatives of the Buyer for inclusion in the Proxy Statement. The Company (i) shall promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting, (ii) shall notify the Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendments or supplements thereto or for additional information and shall promptly provide the Buyer copies of all correspondence between the Company or any representative of the Company and the SEC and (iii) shall give the Buyer and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give the Buyer and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.

         (d) The Board of Directors of the Company shall recommend and declare advisable to its stockholders such approval and the Company shall take all lawful action to solicit, and use all best efforts to obtain, approval of its stockholders, and neither the Board of Directors of the Company nor any committee of such Board of Directors shall (i) withdraw or modify the approval or recommendation by such Board of Directors or such committee of the Merger,
(ii) approve or recommend any Acquisition Proposal other than the Merger or
(iii) cause or allow the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Acquisition Proposal other than the Merger. Notwithstanding the foregoing, the Board of Directors of the Company may, prior to the Stockholder Approval, terminate this Agreement in order to simultaneously enter into a binding agreement with respect to a Third-Party Transaction that constitutes a Superior Proposal, but in each case subject to its compliance with Section 6.3(b) if and only to the extent that both (i) the Buyer has been given at least five days written notice of the Company's intent to do so and (ii) the Board of Directors of the Company has determined in good faith, after receiving the advice of its outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to stockholders under applicable law. A "Superior Proposal" means any bona fide written Acquisition Proposal, the terms of which the Board of Directors of the Company determines in its good faith judgment, based on the advice of its financial advisor, to be more favorable to the Company's stockholders than the Merger and to be already financed or readily financeable.

         (e) Nothing in this Section 6.6 shall prohibit the Company from taking and disclosing to its stockholders a position as contemplated by SEC Rule 14e-2(a), provided that neither the Company nor its Board of Directors nor any committee of its Board of Directors shall approve or recommend any Third-Party Proposal.

         6.7 Interim Financial Information. The Company will supply to the Buyer unaudited consolidated monthly financial statements within 21 business days of the end of each month ending between the date of the Interim Balance Sheet and the Closing or any earlier termination of this Agreement in accordance with its terms, prepared on a basis consistent with the unaudited consolidated financial statements for the preceding months. For purposes of these statements, employee bonuses and similar expenses may be accrued based on actual results for the year to date and budgeted results for the balance of the year.

         6.8 Interim Conduct of Business. From the date of this Agreement until the Closing or any earlier termination of this Agreement in accordance with its terms, unless approved by the Buyer in writing, the Company will operate its business consistently with past practice and in the ordinary course of business, and will not:

                  (a) merge or consolidate with or agree to merge or consolidate with, or sell or agree to sell all or substantially all of its Property to, or purchase or agree to purchase all or substantially all of the Property of, or otherwise acquire, any other Person or a division thereof, except as provided in this Agreement;

                  (b) amend its articles of incorporation or by-laws;

                  (c) make any changes in its accounting methods, principles or practices, except as required by GAAP;

                  (d) sell, consume or otherwise dispose of any Property, except in the ordinary course of business consistent with past practices;

                  (e) authorize for issuance, issue, sell or deliver any additional shares of its capital stock of any class or any securities or obligations convertible into shares of its capital stock or issue or grant any option, warrant or other right to purchase any shares of its capital stock of any class, other than, in each case, the issuance of Shares pursuant to the exercise of the options and warrants listed in
         Section 2.1(a);

                  (f) declare any dividend on, make any distribution with respect to, or redeem or repurchase, its capital stock;

                  (g) modify, amend or terminate any Benefit Plans (including the acceleration of vesting of any stock option), except as required under Legal Requirements or any Disclosable Contract;

                  (h) enter into a Disclosable Contract;

                  (i) authorize or enter into an agreement to do any of the foregoing; or

                  (j) settle any litigation.

         6.9 Section 338 Election; Tax Status. The parties agree that the Buyer may make an election under Section 338(a) of the Code with respect to the Merger. Each party has reviewed the income and other Tax aspects of the structure of the Merger with its own professional advisers, and no party or representative of a party shall have any obligation or responsibility to any other party with respect thereto.

         6.10     Option to Purchase.

         (a) The Company hereby irrevocably grants the Buyer the right (the "Option"), at the Buyer's option, to purchase from the Company up to 2,045,504 (subject to adjustment as provided in this Section 6.10) Shares in the aggregate at the exercise price of $1.41 per share, subject to adjustment as provided in this Section 6.10 (as so adjusted, the "Exercise Price"), as specified by the Buyer in its notice or notices of exercise from time to time, but only in connection with or after a Triggering Event. A "Triggering Event" means the first to occur of the following events:

                  (i) the Company terminates this Agreement pursuant to Section 6.6(d), or

                  (ii) the Merger is not approved by the Company's stockholders and a Third-Party Transaction is announced within 18 months after such termination which is thereafter consummated (or is consummated within such 18-month period, irrespective of any announcement), or

                  (iii) (A) this Agreement is terminated (x) by any party prior to the Effective Time after the date specified in Section 6.3(a) other than a termination after Buyer is in material breach of this Agreement, or (y) by the Buyer due to a material breach hereof by the Company, and
         (B) a Third-Party Transaction is announced within 12 months after such termination which is thereafter consummated (or is consummated within such 12-month period, irrespective of any announcement). Such consummation shall constitute the Triggering Event within the scope of this Section 6.10(a)(iii).

                  (iv) any Person other than an Affiliate of the Buyer commences a tender offer (within the meaning of SEC Rule 14d-2) for 15% of more of the Company's outstanding Shares.

         (b) The Company will give the Buyer notice of any proposed Triggering Event under Section 6.10(a)(ii), (iii) or (iv) to which it is a party at least 20 days prior to the proposed consummation thereof, and will give the Buyer notice of any other such Triggering Event immediately upon receiving knowledge thereof. The Option may be exercised, at any time and from time to time, commencing immediately prior to the Triggering Event and continuing thereafter until 5:00 p.m., Central time, on the 5th anniversary of the date of this Agreement, if a business day, or on the next succeeding business day if it is not. To exercise the Option, the Buyer shall deliver written notice to the Company at its address listed in Section 7.4 specifying the number of Shares as to which the Option is being exercised, accompanied by the Buyer's check or wire transfer in payment of the aggregate Exercise Price. Alternatively, the Buyer may pay the Exercise Price by surrender of this Option with respect to a number of shares whose aggregate Spread Value equals the aggregate Exercise Price. "Spread Value" means (i) the excess, if any, of the market value of a Share over the Exercise Price times (ii) the number of Shares so to be surrendered. For this purpose, "market value" shall mean the average closing price of Shares for the three most recent trading days ending with the trading day prior to any such cashless exercise, if Shares are then traded on a national securities exchange or the Nasdaq National Market, and will mean the per-Share value of the transaction associated with the Triggering Event in all other cases.

         (c) Upon any exercise of the Option as set forth above, the Buyer shall immediately be the record owner of all Shares subject to such exercise for all purposes, without any other action being necessary. Within three trading days after each exercise of the Option, the Company shall deliver certificates for the Shares so purchased to the Buyer, but the delivery of such certificates shall not be required in order for the Buyer to exercise any rights as a holder of the Shares to be represented thereby. Until its exercise, the Option does not confer on the Buyer any rights of a stockholder of the Company.

         (d) The Company need not issue any fractional shares in connection with any exercise of the Option. Instead, the Buyer may purchase a whole Share from the Company at the Exercise Price.

         (e) During the term of the Option, the Company shall reserve sufficient authorized but unissued shares of Common Stock or other securities for the full exercise of the rights represented by the Option. To the extent required for the lawful exercise of the Option, the Company will promptly make all filings with Governmental Agencies, including without limitation a premerger notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, requested by the Buyer in connection with an intended exercise of the option.

         (f) The Exercise Price and the number of Shares that the Company must issue upon exercise of the Option are subject to adjustment from time to time as follows:

                  (1) If the Company at any time or from time to time after the date hereof: (1) declares or pays, without consideration, any dividend on Shares payable in Shares; (2) creates any right to acquire Shares for no consideration; or (3) subdivides the outstanding Shares (by stock split, reclassification or otherwise), the Company shall increase the number of Shares that the Buyer may purchase upon exercising the Option and decrease the Exercise Price in proportion to the increase in the number of outstanding Shares that results from any such action.

                  (2) If the Company combines or consolidates the outstanding Shares, by reclassification or otherwise, into a lesser number of Shares, the Company shall decrease the number of Shares that the Buyer may purchase upon exercising the Option and increase the Exercise Price in proportion to the decrease in the number of outstanding Shares that results from any such combination or consolidation.

                  (3) If Shares change into shares of any other class or classes of security or into any other Property for any reason other than a subdivision or combination of Shares provided for in Section 6.10(f)(1) or (2), including without limitation any reorganization, reclassification, merger or consolidation and any sale of substantially all of the Company's properties and assets, the Company shall make lawful provision for giving the Buyer the right, by exercising the Option, to purchase the kind and amount of securities or other Property receivable upon any such change by the owner of the number of Shares subject to this Option immediately before the change.

                  (4) If the Company spins off any Subsidiary by distributing to the Company's shareholders as a dividend or otherwise any stock or other securities of the Subsidiary, the Company shall reserve until the end of the term of the Option enough such shares or other securities for delivery to the Buyer upon any exercise of the rights represented by the Option to the same extent as if the Buyer owned of record all Common Stock or other securities subject to the Option on the record date for the distribution of the Subsidiary's shares or other securities.

Upon each adjustment or readjustment required by this Section 6.10(f), the Company shall promptly compute such adjustment or readjustment and furnish to the Buyer a certificate setting forth such adjustment or readjustment and showing in detail the facts giving rise to the adjustment or readjustment. Upon the Buyer's written request, the Company also shall furnish to the Buyer a similar certificate setting forth (1) such adjustments and readjustments, (2) the Option Price in effect on the date of the certificate, and (3) the number of Shares and the amount of any other property that the Buyer would receive upon exercising the Option.

         (g) The Buyer may not transfer, sell or make any other disposition of the Option (other than in connection with a succession to or transfer of its business as a whole), or grant any Lien respecting any of its rights under the Option, without the Company's prior consent.

         (h) By accepting the Option, the Buyer agrees that the Option and the Shares or other securities issuable upon exercise of the Option may be offered or sold, only in compliance with the Act and all applicable state and securities laws. The Buyer hereby agrees to comply with this Section 6.10(h) with respect to any resale or other disposition of such securities. The Buyer may offer or sell any such securities only in accordance with (1) an effective registration statement under the Act; (2) SEC Rule 144; or (3) another exemption from the registration requirements of the Act and all applicable state securities laws demonstrated, to the Company's reasonable satisfaction, by an opinion of securities counsel reasonably acceptable to the Company. The Company may make a notation on its records, and on the certificates for any Shares or other securities issued upon the exercise of the Option, to implement the restrictions set forth in this Section 6.10(h). The Buyer represents and warrants that it is acquiring the Option, and will acquire the Shares subject thereto, for its own account and not on behalf of any other Person, and that it is an "accredited investor," as that term is defined in SEC Regulation D. By accepting the Option, the Buyer acknowledges that the Company is granting the Option to the Buyer in reliance on the Buyer's foregoing representations and warranties and the terms of this Section 6.10(h). Before allowing any transferee of any of the Buyer's rights under the Option to exercise this Option, the Company may, in its sole discretion, require the transferee to execute and deliver representations, warranties and acknowledgments to the Company substantially similar to those set forth in this Section 6.10(h).

         (i) Notwithstanding anything in this Section 6.10, if an exercise of the Option would otherwise produce a gain (as measured by the difference between the Exercise Price and the market value, determined in accordance with Section 6.10(b), multiplied by the number of Shares as to which the Option is exercised) in excess of (i) $1,000,000 minus (ii) the termination fee, if any, timely paid by the Company pursuant to Section 6.3 in connection with the Triggering Event in question, then the exercise of the Option will be effective only as to the number of Shares which produce a gain (as so measured) equal to such difference between (i) and (ii).

         (j) In the event the Company proposes to consummate a transaction (however structured, including without limitation a sale of stock or a merger) to which it is a party and which involves an acquisition of shares or equity interest in the Company by a third Person, and immediately following such transaction such Person together with its parents and subsidiaries (collectively, the "Acquiring Person") owns a majority of both the voting power and economic interest represented by the outstanding stock of the Company on a fully diluted basis, then the Company (x) shall give the Buyer at least 20 days written notice of the proposed consummation, including a summary of the transaction and a copy of all transaction documents (which summary and documents shall be kept current by further notices to the Buyer) and (y) if it has complied with clause (x), may at its option, exercised by notice to the Buyer not later than five days prior to such consummation, redeem the Option (in whole and not in part) simultaneously with such consummation for an amount per share, paid by wire transfer of same-day funds to the account designated by the Buyer, equal to the excess, if any, of the Redemption Price over the Exercise Price then in effect. The "Redemption Price" is:

                  (i) if the equity interest the Acquiring Person is acquiring in such consummation, together with any equity interest acquired by such Acquiring Person within 180 days prior to such consummation constitutes a majority of both the voting power and economic interest represented by the outstanding stock of the Company on a fully-diluted basis, the highest price per share paid (or to be paid upon such consummation) by the Acquiring Person in the course of acquiring such majority ownership, and

                  (ii) otherwise, the fair market value of a Share (or the other Property then subject to the Option) as agreed to by the Company and the Buyer or, in the absence of such agreement, as determined by an investment bank of national reputation selected by the Company from a list of three such banks proposed by the Buyer (on its own initiative or within 15 days after written request by the Company), which bank shall not have engaged in a transaction with, or advised with respect to a transaction, either the Company or the Buyer within the prior three years. If this clause (ii) is applicable, the Company will not consummate such transaction unless and until the fair market value has been agreed or determined pursuant to this clause (ii).

         6.11 SEC Reports. From and after the date of this Agreement until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company will timely file all reports required to be filed by it under the Exchange Act.

         6.12 Stock Option Plan; Benefits. Prior to the Effective Time, the Company will take all actions necessary to give effect to Section 3 of the Plan of Merger and to terminate the Company's stock option plans, effective immediately after the Effective Time. If requested by the Buyer, immediately prior to the Effective Time, the Company will terminate any or all of its welfare and benefit plans.

         6.13 Notice of Certain Events. The Company shall notify the Buyer, and the Buyer shall promptly notify the Company, of:

                  (i) receipt of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                  (ii) receipt of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

                  (iii) receipt of notice that any action, suit, claim, investigation or proceeding has been commenced or, to the knowledge of the Company, threatened, against or involving the Company, any Subsidiary or the Buyer, as applicable, which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 2.18 or which relates to the transactions contemplated by this Agreement;

                  (iv) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any representation or warranty of it (and, in the case of the Buyer, of Buyer Subsidiary) contained in this Agreement to be untrue or inaccurate; and

                  (v) any failure of the Company, the Buyer or Buyer Subsidiary, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

The delivery of any notice pursuant to this Section 6.13 shall not limit or otherwise affect the remedies available to the party receiving such notice.

         6.14 Takeover Statutes. If any Takeover Statute is, becomes or may become applicable to the Merger or any of the transactions contemplated hereby, each of the Buyer, Buyer Subsidiary and the Company, and their respective Boards of Directors, shall grant such approvals and take such lawful actions as are necessary to ensure that the Merger and such transactions may be consummated as promptly as practicable on the terms contemplated hereby, and to the extent permitted by law otherwise act to eliminate the effects of such statute and any regulations promulgated thereunder on the Merger and such transactions or, if they cannot be eliminated, to minimize them.

         6.15 Pay-Off. The Company will, upon the request of the Buyer, cooperate with the Buyer in arranging the pay-off or refinancing of any indebtedness of the Company set forth in Schedule 6.15 which the Buyer, in its business discretion, desires to pay off or refinance in connection with the consummation of the transactions contemplated hereby.

         6.16 Update. The Company, at least one full business day before the Effective Time, shall prepare and deliver to Buyer updated schedules as of the Effective Time for its review in determining whether conditions to the Closing have been satisfied. Such updated schedules shall not be considered substituted for the schedules referred to in this Agreement.

         6.17 Directors and Officers. For six years from and after the Effective Time, the Buyer agrees, in the alternative, either to (i) indemnify and hold harmless all past and present officers and directors of the Company at the Effective Time to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Minnesota Business Corporation Act for acts or omissions occurring at or prior to the Effective Time, (ii) provide the past and present directors and officers of the Company at the Effective Time an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is substantially similar (with respect to limits and deductibles) to the Buyer's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the annual premiums for such coverage will not exceed 200% of the annual premiums currently paid by the Company for such coverage or (iii) provide the past and present directors and officers of the Company at the Effective Time coverage under the Buyer's indemnification policy that provides coverage for events occurring prior to the Effective Time.

                                    SECTION 7
                                  MISCELLANEOUS

         7.1      No Brokers, Finders.

         (a) Company. The Company has not engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, other than Greene Holcomb & Fisher Investment Banking LLC, for whose fees and expenses the Company will be solely responsible and whose fees and expenses will not exceed $555,772 if the Merger is consummated. The Company shall indemnify, defend and hold the Buyer harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement, including without limitation, any fees and expenses of counsel incurred by the Buyer in connection with enforcing this Section 7.1(a).

         (b) Buyer. The Buyer has not engaged any agent, broker, finder or investment or commercial banker in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, other than Lingate Financial, for those fees and expenses the Buyer will be solely responsible. The Buyer shall indemnify, defend and hold the Company and its stockholders harmless against and in respect of any claim for brokerage fees or other commissions incurred or owing due to any such engagement or alleged engagement, including without limitation, any fees and expenses of counsel incurred by the Company or its stockholders in connection with enforcing this
Section 7.1(b).

         7.2 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Company and the Buyer shall each pay their own fees and expenses incident to the negotiation, preparation, execution, delivery and performance hereof, including, without limitation, the fees and expenses of their respective counsel, accountants and other experts.

         7.3 Complete Agreement; Waiver and Modification; No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties other than the Stock Purchase Agreement dated February 23, 1998 between the Buyer and the Company, which shall continue in effect. There are no representations or warranties by any party except those expressly stated or provided for herein, any implied warranties being hereby expressly disclaimed. There are no covenants or conditions except those expressly stated herein. No amendment, supplement or termination of or to this Agreement, and no waiver of any of the provisions hereof, shall be binding on a party unless made in a writing signed by such party. This Agreement may be modified by mutual agreement of the parties as authorized by their respective boards of directors, notwithstanding approval hereof and thereof by the stockholders of the parties. Nothing in this Agreement shall be construed to give any Person other than the express parties hereto any rights or remedies.

         7.4 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be given by delivery (by mail or otherwise) or transmitted to the address or facsimile number listed below, and will be effective (in all cases) upon receipt. Without limiting the generality of the foregoing, a mail, express, messenger or other receipt signed by any Person at such address shall conclusively evidence delivery to and receipt at such address, and any printout showing successful facsimile transmission of the correct total pages to the correct facsimile number shall conclusively evidence transmission to and receipt at such facsimile number.

         (a)      If to the Buyer or Subsidiary:

                           Cenex Harvest States Cooperatives
                           5500 Cenex Drive
                           MS 200
                           Inver Grove Heights, Minnesota  55077
                           Attention:     James D. Tibbetts
                           Facsimile:     (651) 306-6499

                  with copies to:

                           Cenex Harvest States Cooperatives
                           5500 Cenex Drive
                           MS 625
                           Inver Grove Heights, Minnesota  55077
                           Attention:     David A. Kastelic
                           Facsimile:     (651) 451-4554

                           Dorsey & Whitney LLP
                           220 South Sixth Street
                           Minneapolis, Minnesota 55402
                           Attention:     William B. Payne
                           Facsimile:     (612) 340-8738

         (b)      If to the Company:

                           Sparta Foods, Inc.
                           1565 First Avenue NW
                           New Brighton, Minnesota 55112
                           Attention:     Joel P. Bachul
                           Facsimile:     (651) 697-0600

                  with copies to:

                           Fredrikson & Byron, P.A.
                           1100 International Centre
                           900 Second Avenue South
                           Minneapolis, Minnesota 55402
                           Attention:     Thomas R. King
                           Facsimile:     (612) 347-7077

Any party may change its address or facsimile number for purposes of this
Section 7.4 by giving the other party written notice of the new address or facsimile number in accordance with this Section 7.4, provided it is a normal street address, or normal operating facsimile number, in the continental United States.

         7.5 Law Governing. This Agreement shall be interpreted in accordance with and governed by the laws of the State of Minnesota.

         7.6 Headings; References; "Hereof;" Interpretation. The Section headings in this Agreement are provided for convenience only, and shall not be considered in the interpretation hereof. References herein to Sections, Exhibits or Schedules refer, unless otherwise specified, to the designated Section of or Exhibit or Schedule to this Agreement. Terms such as "herein," "hereto" and "hereof" refer to this Agreement as a whole. This Agreement has been negotiated at arm's length between parties sophisticated and knowledgeable in the matters addressed in this Agreement. Each of the parties has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purpose of the parties and this Agreement.

         7.7 Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators and successors of the parties hereto, but no right or liability or obligation arising hereunder may be assigned by any party hereto.

         7.8 Counterparts, Separate Signature Pages. This Agreement may be executed in any number of counterparts, or using separate signature pages. Each such executed counterpart and each counterpart to which such signature pages are attached shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

         7.9 Severability. In the event any of the provisions of this Agreement shall be declared by a court or arbitrator to be void or unenforceable, then such provision shall be severed from this Agreement without affecting the validity and enforceability of any of the other provisions hereof, and the parties shall negotiate in good faith to replace such unenforceable or void provisions with a similar clause to achieve, to the extent permitted under law, the purpose and intent of the provisions declared void and unenforceable.

                                    SECTION 8
                                    GLOSSARY

         Acquiring Person--Section 6.10(j).

         Acquisition Proposal--Section 6.6(b).

         Acquisition Transaction--Section 6.6(b).

         Act--the Securities Act of 1933, as amended.

         Affiliate--a Person who controls, is controlled by or is under common control with another Person, or who directly or indirectly owns 10% or more of the voting power in such other Person, or of whose voting power such other Person (or a Person holding 10% or more of the voting power in such other Person) owns 10% or more. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

         Agreement--this Agreement of Merger, including the Exhibits and Schedules hereto.

         Audited Statements--Section 2.6(a).

         Beneficial Ownership--Section 6.6(b).

         Benefit Plans--Section 2.14(b).

         Buyer--introductory paragraphs.

         Buyer Subsidiary--introductory paragraphs.

         Closing--Section 1.1.

         COBRA--Section 2.14(f).

         Code--the Internal Revenue Code of 1986, as amended.

         Company--introductory paragraphs.

         Company ERISA Plan--Section 2.14(d).

         Company SEC Documents--Section 2.25.

         Contract--any agreement, written or oral, any license or authorization by another Person of a contractual nature or any promissory note or other instrument of a contractual nature, which is intended to be enforceable against the Person in question or against any Property of such Person. Any Person which is, or any of whose Property is, subject to enforcement of a Contract shall, for purposes of this Agreement, be deemed a party to it.

         Disclosable Contract--Section 2.15.

         Disclosable Leases--Section 2.11.

         Effective Time--Section 1.2.

         Environmental Requirement--any Legal Requirement relating to pollution, waste, disposal, industrial hygiene, land use or the protection of human health, safety or welfare, plant life or animal life, natural resources, wetlands, endangered or threatened species or habitat, the environment or property, including without limitation those pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, generation, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.

         Equity Interest--any common stock, preferred stock, partnership interest, limited liability company interest or ownership interest in any Person, and any right to acquire any of the foregoing, whether by exercise of an option, warrant or other right, by conversion, exchange or subscription or otherwise.

         ERISA--the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.

         ERISA Affiliate--any company which, as of the relevant measuring date under ERISA, is or was a member of a controlled group of corporations or trades or businesses (as defined in Sections 414(b), (c), (m) or (o) of the Code) of which the Company or any Subsidiary or any predecessor of either is or was a member.

         Exchange Act--Section 6.6(b).

         Exercise Price--Section 6.10(a).

         Financial Statements--Section 2.6(a).

         GAAP--generally accepted accounting principles applied on a consistent basis, as set forth in authoritative pronouncements which are applicable to the circumstances as of the date in question. The requirement that such principles be applied on a "consistent basis" means that accounting principles observed in the period in question are comparable in all material respects to those applied in the preceding periods, except as change is permitted or required under or pursuant to such accounting principles.

         Governmental Agency--any agency, department, board, commission, district or other public organ, whether federal, state, local or foreign.

         Group--Section 6.6(b).

         Hazardous Material--all or any of the following: (i) any substance the presence of which requires investigation or remediation under any applicable law or regulation; (ii) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity or "EP toxicity;" (iii) any petroleum products, explosives or radioactive materials; and (iv) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

         Interim Balance Sheet--Section 2.6(c).

         Interim Statements--Section 2.6(a).

         ISO--Section 2.14(h).

         Last Fiscal Year-End--Section 2.6(a).

         Legal Requirement--a statute, regulation, ordinance or similar legal requirement, whether federal, state, local or foreign, or any requirement of a Permit or other authorization issued by a Governmental Agency.

         Lien--any lien, security interest, mortgage, deed of trust, pledge, hypothecation, capitalized lease or interest or right for security purposes.

         Material Adverse Change--a Material Adverse change in the business, condition, assets, liabilities, operations, financial performance or prospects of the Company and its subsidiaries taken as a whole.

         Material Adverse Effect - a matter will be deemed to have a "Material Adverse Effect" if such matter would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of the Company and its Subsidiaries taken as a whole.

         Merger--introductory paragraphs.

         Option--Section 6.10(a).

         Order--any judgment, injunction, order or similar mandatory direction of, or stipulation or agreement filed with, a Governmental Agency, court, judicial body, arbitrator or arbitral body.

         Permit--a permit, license, franchise, certificate of authority or similar instrument issued by a Governmental Agency.

         Person-- an individual, or a corporation, partnership, limited liability company, trust, association or other entity of any nature, or a Governmental Agency.

         Plan of Merger--Section 1.2.

         Property--any interest in any real, personal or mixed property, whether tangible or intangible.

         Proxy Statement--Section 6.6(c).

         Rights--Section 2.1(a).

         SEC--the Securities and Exchange Commission.

         Shares--shares of the Common Stock, $.01 par value, of the Company.

         Spread Value--Section 6.10(b).

         Stock Right--any right (including without limitation any option or warrant or subscription right) to acquire any capital stock or any other Stock Right or any instrument convertible into or exchangeable for any capital stock or any other Stock Right.

         Stockholder Approval--Section 2.3.

         Subsidiary--any Person which would be included in consolidated financial statements of the Company prepared in accordance with GAAP, and any Person in which the Company holds 50% or more of the voting power or 50% or more of the equity interests, and any former Subsidiary with respect to any of whose obligations the Company or any current Subsidiary is liable. In the case of any representation or warranty relating to events or circumstances in the past, the term "Subsidiary" also includes any Person that at the relevant time was a Subsidiary, irrespective of such Person's current status as a Subsidiary.

         Superior Proposal--Section 6.6(e).

         Takeover Statute--Section 2.26.

         Tax--any federal, state, local or foreign tax, assessment, duty, fee and other governmental charge or imposition of any kind, whether measured by properties, assets, wages, payroll, purchases, value added, payments, sales, use, business, capital stock, surplus or income, and any addition, interest, penalty, deficiency imposed with respect to any Tax.

         Third-Party Action--any consent, waiver, approval, license or other authorization of, or notice to, or filing with, any other Person, whether or not a Governmental Agency, and the expiration of any associated mandatory waiting period.

         Third-Party Right--any Lien on any Property of the Person in question, or any right (other than the rights of the Buyer hereunder) (i) to acquire, lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person, or (ii) restricting the Person's right to lease, use, dispose of, vote or exercise any right or power conferred by any Property of such Person.

         Third-Party Transaction--Section 6.6(b)

         Triggering Event--Section 2.10(a).

         IN WITNESS WHEREOF, the parties have executed this Agreement of Merger.


                              CENEX HARVEST STATES COOPERATIVES



                              By:           /s/James D. Tibbetts
                                    Name:   James D. Tibbetts
                                    Title:  Executive Vice President



                              SF ACQUISITION CORP.



                              By:           /s/James D. Tibbetts
                                    Name:   James D. Tibbetts
                                    Title:  Executive Vice President



                              SPARTA FOODS, INC.



                              By:          /s/Joel P. Bachul
                                   Name:   Joel P. Bachul
                                   Title:  President and Chief Executive Officer

                                                                       EXHIBIT A

                                 PLAN OF MERGER


         This PLAN OF MERGER (this "Plan of Merger") sets forth the terms of the merger (the "Merger") of SPARTA FOODS, INC., a Minnesota corporation (the "Company"), with and into SF ACQUISITION CORP., a Minnesota corporation ("Buyer Subsidiary"), on the terms and conditions set forth herein and in the Agreement of Merger (the "Merger Agreement") dated the date hereof among the Company, Buyer Subsidiary and CENEX HARVEST STATES COOPERATIVES, a Minnesota corporation (the "Buyer"). Buyer Subsidiary is a wholly owned subsidiary of Buyer.

                                    SECTION 1
                                     MERGER

         1.1 Merger. Upon the filing of articles of merger with respect to this Plan of Merger with the Minnesota Secretary of State in accordance with Minnesota law (the "Effective Time"), Buyer Subsidiary shall be merged with and into the Company and the separate corporate existence of Buyer Subsidiary shall cease. The Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and the separate corporate existence of the Company, with all its purposes, objects, rights, privileges, powers, immunities and franchises, shall continue unaffected and unimpaired by the Merger.

         1.2 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company shall be the articles of incorporation of the Surviving Corporation, subject always to the right of the Surviving Corporation to amend its certificate of incorporation after the Effective Time in accordance with the laws of the State of Minnesota, and shall not be amended by virtue of the Merger.

         1.3 By-Laws. At the Effective Time, the by-laws of Buyer Subsidiary shall be the by-laws of the Surviving Corporation and shall not be amended by the Merger.

         1.4 Directors and Officers. At the Effective Time, the directors of Buyer Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors have been elected and qualified or until otherwise provided by law.

                                    SECTION 2
                            EFFECTS ON CAPITAL STOCK

         2.1 Capital Stock Owned by Company. At the Effective Time, all of the shares of capital stock of the Company that are owned directly or indirectly by the Company or any subsidiary of the Company shall be canceled and no consideration shall be delivered therefor.

         2.2 Shares. At the Effective Time, all of the shares of Common Stock, $.01 par value per share, of the Company ("Shares"), other than any Shares as to which dissenters' rights under Section 302A.473 of the Minnesota Business Corporation Act are perfected ("Dissenters' Shares") and other than those referred to in Section 2.1 or 2.3, shall be converted into the right to receive, in accordance with this Plan of Merger, $1.41 in cash, without interest (the "Merger Consideration").

         2.3 Capital Stock Owned by the Buyer. At the Effective Time (i) all of the Shares that are owned directly or indirectly by the Buyer or any subsidiary of the Buyer shall be canceled and no consideration shall be delivered thereafter and (ii) all of the shares of Preferred Stock shall remain issued and outstanding.

         2.4 Common Stock of Buyer Subsidiary. At the Effective Time, all of the outstanding shares of Common Stock of Buyer Subsidiary shall be converted into an equal number of shares of Common Stock of the Surviving Corporation.

                                    SECTION 3
                       COMPANY STOCK OPTIONS AND WARRANTS

         3.1 Stock Options. At the Effective Time, each option outstanding under the Company's stock option plans (i) will be converted into the right to receive the Spread Amount or (ii) for which the exercise price exceeds the merger consideration will be canceled without the payment of any consideration. The "Spread Amount" is (i) the excess, if any, of the Merger Consideration over the exercise price of such option times (ii) the number of Shares then subject to such option (determined, with respect to option holders who are employees of the Company at the Effective Time, without regard to any vesting or deferred exercisability provisions), net of applicable withholdings.

         3.2 Warrants. At the Effective Time, each warrant for the purchase of Shares will be converted into the right to receive (i) the excess, if any, of the Merger Consideration over the exercise price of such warrant times (ii) the number of Shares then subject to such warrant.

                                    SECTION 4
                            SURRENDER OF CERTIFICATES

         4.1 Paying Agent. Prior to the Effective Time, the Buyer shall designate a bank or trust company to act as agent for the holders of the Shares in connection with the Merger (the "Paying Agent") to receive the funds to which the holders of the Shares shall become entitled pursuant to Section 2.2. The Buyer shall, from time to time, make available to the Paying Agent funds in amounts and at times necessary for the payment of the Merger Consideration in the amounts and at the times provided herein. All interest earned on such funds shall be paid to the Surviving Corporation.

         4.2 Surrender Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the "Certificates"), whose shares were converted pursuant to Section 2.2 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as the Buyer and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may by appointed by the Buyer, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requested in such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this
Section 4.2. The right of any holder of Shares to receive the Merger Consideration shall be subject to and reduced by any applicable withholding obligation.

         4.3 Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law.

         4.4 Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. In no event shall the Buyer, the Surviving Corporation or the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         4.5 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the registered holder thereof or such holder's duly authorized attorney-in-fact, the Surviving Corporation may pay, or authorize the Paying Agent to pay, the Merger Consideration with respect thereto, subject to
Section 4.4 if applicable, provided that the Board of Directors of the Surviving Corporation may, it its discretion and as a condition precedent to the payment thereof, require the registered holder(s) and/or beneficial owner(s) of such Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation, the Company, the Buyer Subsidiary with respect to the Certificate alleged to have been lost, stolen or destroyed.

Section 5.        Dissenter's Rights.

         If any Dissenting Shares shall be entitled to be paid the "fair value" of such Shares, as provided in Section 302A.473 of the Minnesota Business Corporation Act, the Company shall give the Buyer and Buyer Subsidiary notice thereof and the Buyer and Buyer Subsidiary shall have the right to participate in all negotiations and proceedings with respect to any such demands. The Surviving Corporation shall not, except with the prior written consent of the Buyer or Buyer Subsidiary, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shares shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, such Dissenting Shares shall thereupon be treated as though such Dissenting Shares had been converted into the right to receive the Merger Consideration pursuant to Section 2.2.

                                                                       EXHIBIT B


                      FORM OF OPINION OF COMPANY'S COUNSEL


         1. The Company is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Company's Form 10-K Annual Report for the year ended September 30, 1999.

         2. The Company has all requisite power and authority under applicable corporate law to execute and deliver the Agreement of Merger and the Plan of Merger and to perform the transactions contemplated thereby and to consummate the Merger. The execution and delivery of the Agreement of Merger and the Plan of Merger by the Company and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Company, including without limitation all necessary action by the stockholders of the Company. The Agreement of Merger and the Plan of Merger has each been duly executed and delivered by the Company and (assuming each has been duly authorized, executed and delivered by the Buyer and the Buyer Subsidiary, as applicable) is each a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

         3. The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, of which 2,500 have been designated Series 1998. The Company has shares of Common Stock outstanding, all of which have been duly and validly authorized and issued and are fully paid and nonassessable. To our knowledge, there are no outstanding Stock Rights with respect to the Company except as stated in Section 2.1(a) of the Agreement of Merger.

         4. Except as disclosed in the Agreement (including without limitation the schedules thereto), the execution and delivery of the Agreement of Merger and the Plan of Merger and the consummation by the Company of the transactions contemplated thereby does not (a) violate or conflict with the articles of incorporation or bylaws of the Company or any Subsidiary, (b) violate any Legal Requirement or Order applicable to the Company or any Subsidiary, (c) require any Third-Party Action with respect to the Company or any Subsidiary under, or conflict with or constitute a default under, or result in the acceleration or right of acceleration of any obligations, or any termination or right of termination under any Disclosed Contract, and (d) result in the creation or imposition of any material Lien, claim, charge, restriction, equity or encumbrance of any kind upon or give any Person any interest or right in or with respect to any of the Properties, assets, business or Contracts of the Company or any Subsidiary.

         5. The Proxy Statement was duly filed in preliminary and final forms with the SEC in accordance with the requirements of the Exchange Act.

         6. Upon the filing of Articles of Merger with respect to the Plan of Merger with the Secretary of State of the State of Minnesota in accordance with the Minnesota Business Corporation Act, the Merger shall be effective under the Minnesota Business Corporation Act.

         7. To our knowledge, except as disclosed in the Agreement (including without limitation the schedules thereto), there is no action, suit, proceeding or investigation pending or threatened in any court or before any arbitrator or before or by any Governmental Agency against the Company or any Subsidiary.

         [Customary exceptions to be included]